A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Storm Cat Energy Corporation:

We hereby consent to the reference to us under the heading “Incorporation of Documents by Reference” and “Exhibits” in the Registration Statement of Storm Cat Energy Corporation on Form S-8 (the “Registration Statement”) of our auditors’ report and our comments by auditor for U.S. readers on Canada-U.S. reporting differences dated April 8, 2005, on the consolidated balance sheets of Storm Cat Energy Corporation as at December 31, 2004 and 2003, and the consolidated statements of operations, cash flows and shareholders’ equity for each year in the three-year period ended December 31, 2004.

“Amisano Hanson”
Amisano Hanson
Chartered Accountants

Vancouver, Canada
November 15, 2005

750 WEST PENDER STREET, SUITE 604 TELEPHONE: 604-689-0188
VANCOUVER CANADA FACSIMILE: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net